Hogan Lovells US LLP Harbor East 100 International Drive Suite 2000 Baltimore, MD 21202 T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com

October 27, 2010

Board of Directors
The KEYW Holding Corporation
1334 Ashton Road, Suite A
Hanover, MD 21076

Ladies and Gentlemen:

We are acting as counsel to The KEYW Holding Corporation, a Maryland corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”) concerning the Company’s common stock, par value $0.001 per share (the “Common Stock”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the proposed public offering of up to (i) 616,000 shares of Common Stock (the “2008 Plan Outstanding Option Shares”) that are issuable pursuant to outstanding stock options granted under The KEYW Corporation 2008 Stock Incentive Plan (the “2008 Plan”), (ii) 559,375 shares of Common Stock (the “2009 Plan Outstanding Option Shares”) that are issuable pursuant to outstanding stock options granted under the Company’s 2009 Stock Incentive Plan (the “2009 Plan” and, together with the 2008 Plan, the “Plans”), (iii) 2,500,000 shares of Common Stock (the “ESPP Shares”) that are issuable pursuant to the Company’s 2010 Employee Stock Purchase Plan (the “ESPP”), (iv) 2,500,000 shares of the Company’s common stock, par value $0.001 per share (the “2009 Plan Future Grant Shares”) that are issuable pursuant to the 2009 Plan (v) and 195,000 shares of Common Stock (the “Non-Plan Shares” and, together with the 2008 Plan Outstanding Option Shares, the 2009 Plan Outstanding  Option Shares, the ESPP Shares, and the 2009 Plan Future Grant Shares, the “Shares”) that are issuable pursuant to outstanding non-plan granted stock options of the Company granted under The KEYW Corporation’s Non-Qualified Stock Options Agreement for non-plan grants (the “Non-Plan Grant Agreement”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

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Board of Directors The KEYW Holding Corporation	- 2 -	October 27, 2010

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.  As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares in accordance with the terms of the Plans, the ESPP, or the Non-Plan Grant Agreement, as applicable, and (iii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors, the Plans, the ESPP, the Non-Plan Grant Agreement or the award agreements thereunder, as applicable, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP